Exhibit 99.1

STEMGEN ANNOUNCES IMPRESSIVE EXCUTIVE MANAGEMENT TEAM

HOUSTON, TX – February 4, 2021…StemGen (OTC: SGNI), a leading broad automotive engineering and esports technology company, today announced its management team.

The new StemGen, Inc. management team consists of Ron McNair, Chief Financial Officer, Sean Tabatabai, Chief Strategy Officer, Barbara J. Burns, Chief Communications Officer and Erik Stroman as Executive Vice President of Sales, Marketing and Business Development.

McNair is a technology, operations and finance executive with over 30 years’ experience in the media, entertainment, sports and technology industries. He is an active investor, board member for several emerging enterprises and brings deep expertise leading organizations through accelerated growth, capital raise, IPOs and exits.  McNair was President of Global Business Services, EVP of Finance and Chief Accounting Officer for a Global 100 company and a Partner at Andersen Worldwide and Deloitte Consulting. His role is strategic value architect for StemGen and its divisions, driving financial and operational excellence in support of the company’s exciting growth plans.

Tabatabai is a visionary social entrepreneur and a 25-year veteran of the enterprise-software and networking industries. He has been a trusted advisor to the chief executive officers of numerous Fortune 100 companies providing valuable strategic and marketing insights, and has served on the boards of numerous successful companies. As a leader in companies both large and small, he has gained a deep and thorough understanding of network and enterprise software architecture, along with proven knowledge of successful branding and marketing strategies throughout the globe. His experience working in sports with Formula 1, CART, the Olympics, FIFA and the British Open enhance the relationships and knowledge he brings to the company. Tabatabai will provide insight and execution knowledge to the management team on the growth and development of StemGen as it advances into the future.

Burns has over three decades in communications, public relations and marketing, with an emphasis on sports, automotive and motorsports. With a vast network, and excellent organizational, people and management skills, Burns has represented a number of companies through their communications and media efforts including FCA (Fiat Chrysler Automobiles), with both their SRT Motorsports and Mopar Brands, GM and Cadillac, Kia Motors Corp., SunTrust Bank, and the International Motor Sports Association (IMSA), to name a few. Additionally, she has worked in broadcasting roles from the Atlanta Olympic Games (1996) to CBS Sports, ESPN and Comedy Channel, as well as teaching media training to young up-and-coming athletes. Barbara’s role is to communicate StemGen’s message, culture, values and beliefs across all divisions, from stakeholders to media to fans and more.

Stroman is a tenured esports, gaming and entertainment industry professional with keen insight into intellectual property sales, marketing and business development, including having managed the business development partnership for Activision for over ten years. His knowledge of the gaming and esports industry for over 20 years, combined with integrated sales and marketing background in the television and entertainment sector, provides Stroman with an acute vision into the growing business divisions for StemGen, Inc. He’s tasked with leading the sales, marketing and business development at the company with a clear eye on what’s ahead for the exciting company.

“I could not be prouder to announce this incredible executive and management team for StemGen, Inc.” said Simon Dawson, president and chief executive offer of StemGem. “The amount of knowledge, experience and depth these four people bring to the company is overwhelming. I’ve spent a great deal of time with all of them and just been soaking in all the information they have and ideas they have shared for the advancement of StemGen. We are all so excited to take this company to the next level and show the world what StemGen is all about and the future it holds.”

For more information about StemGen, Inc., please visit https://stemgeninc.com/

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ABOUT STEMGEN, INC.

StemGen, Inc. (OTC: SGNI) is a broad automotive engineering and esports technology company focused on the digital transformation of motorsports, gaming, and education. The Company generates revenues through the licensing of in-house developed hydrogen-fueled automotive technologies, audience and education monetization programs delivered through virtual motor sports events platform, and Direct to Consumer (DTC) sale of purpose-built racing simulators and esports retail products. StemGen manages racing and gaming operations on a global basis from the corporate headquarters located in Houston, Texas. Visit www.stemgeninc.com for more information.

Notice Regarding Forward-Looking Statements - Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of success. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:

Barbara J. Burns | Group PR

barbara@burnsgrouppr.com

+1 770-329-7134